UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2021

Amtech Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 S. Clark Drive, Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 967-5146

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 23, 2021, Amtech Systems, Inc. (the “Company”) notified the Nasdaq Stock Market, pursuant to Nasdaq Continued Listing Rule 5605(b)(1)(A), that effective upon the conclusion of the Company’s annual meeting of shareholders held on March 23, 2021 (the “Annual Meeting”), the Company is no longer in compliance with the requirement to have a majority of its board of directors comprised of Independent Directors (as defined in Nasdaq Rule 5605(a)(2)).  This is occurring as a result of the retirement of one of the Company’s independent board members, Robert F. King, effective as of the Annual Meeting.  Immediately following the Annual Meeting, Amtech’s board of directors will be comprised of six members, three of whom are independent under applicable Nasdaq rules.

In accordance with Nasdaq Listing Rule 5605(b)(1)(A), the Company has 180 calendar days, or until September 19, 2021, to cure this deficiency.  The Company’s board of directors commenced its search for a replacement for Mr. King beginning in January 2021 and expects to fill the vacancy created by Mr. King’s retirement well in advance of the expiration of the 180-day grace period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2021, the Board of Directors made the following committee changes:

•	Mr. Sukesh Mohan has been appointed to serve as the Nominating and Governance Committee chair
•	Mr. Rob Averick has been appointed to serve as the Executive Committee chair
•	Mr. Michael Whang and Ms. Lisa Gibbs have been appointed to serve on the Technology Strategy Committee

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 23, 2021, the Company held its 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Shareholders of record at the close of business on January 22, 2021 were entitled to vote at the meeting. The shareholders considered three proposals, each of which are described in detail in the Company’s definitive proxy statement dated January 28, 2021. The total number of shares represented in person or by proxy at the Annual Meeting was 10,931,806 or 77.31% of the 14,141,122 shares eligible to vote. The results of the votes are as follows:

Proposal 1 – Election of directors

The individuals listed below received the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the Annual Meeting and were elected at the Annual Meeting to serve a one-year term on the Company’s board of directors.

	For	Withheld	Broker Non-Votes
Jong S. Whang	5,745,911	3,303,626	1,882,269
Michael Whang	5,764,163	3,285,374	1,882,269
Lisa D. Gibbs (1)	4,206,598	4,842,939	1,882,269
Robert M. Averick	6,427,698	2,621,839	1,882,269
Michael Garnreiter (1)	4,167,473	4,882,064	1,882,269
Sukesh Mohan	6,496,324	2,553,213	1,882,269
(1)

Mr. Garnreiter and Ms. Gibbs did not receive a majority of the votes cast in the affirmative.  The Company believes that Mr. Garnreiter’s failure to receive the support of a majority of votes cast for his election was due to his service as the acting Chairman of the Company’s Nominating and Governance Committee (the “Committee”) and the following two factors:  (i) as a result of Mr. Robert King’s decision not to stand for reelection to the Board at the Annual Meeting, immediately following such meeting the Company’s board will not consist of a majority of independent directors, and (ii) the Company’s amendment of its Bylaws in September 2020 which, among other things, eliminated the ability of shareholders to call a special meeting.  While the Company is still investigating the reason for the voting result for Ms. Gibbs, the Company does not believe the voting results for Mr. Garnreiter or Ms. Gibbs was based on any specific concern regarding their performance.  As previously announced, the Committee is in the process of conducting a thorough search for a candidate to fill the vacancy created by Mr.

King’s departure. Upon completion of that search, the Company’s Board of Directors will consist of a majority of independent directors as it did prior to Mr. King’s departure.  Further, prior to the September 2020 Bylaw amendments shareholders holding 51% or more of the Company’s outstanding capital stock had the right to call a special meeting.  In light of the current voting results, the Committee and the full Board intend to reconsider the issue of the Company’s shareholders having the ability to call a special meeting.  The outcome of this reconsideration will likely be reflected in a further amendment to the Company’s Bylaws and set forth in a Current Report on Form 8-K announcing the same.

Proposal 2 – Ratification of the appointment of Mayer Hoffman McCann P.C as the Company’s independent registered public accounting firm for fiscal year 2021

The shareholders ratified the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for fiscal year 2021.

For	Against	Abstain	Broker Non-Votes
10,906,383	20,064	5,359	0

Proposal 3 - Advisory vote to approve named executive officer compensation

The shareholders approved, on an advisory basis, the compensation of the named executive officers.

For	Against	Abstain	Broker Non-Votes
7,963,743	242,143	843,651	1,882,269

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: March 26, 2021	By:	/s/ Lisa D. Gibbs
Name: Lisa D. Gibbs
Title: Vice President and Chief Financial Officer